PAUL, WEISS, RIFKIND, WHARTON & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064





                                                      June 10, 2002


Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, Maryland  21236


                    Registration Statement on Form S-4

Ladies and Gentlemen:

         In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Williams Scotsman, Inc., a Maryland corporation (the "Company"), the subsidiaries of the Company named therein as guarantors (collectively, the Guarantors) and Willscot Equipment, LLC, a Delaware limited liability company (the "Subordinated Guarantor"), with the Securities and Exchange Commission (the "Commission") on April 18, 2002 and amended on June 10, 2002, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $150,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2007 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Guarantors and the Subordinated Guarantor (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

         The Exchange Notes are to be offered in exchange for the Company's outstanding $150,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2007 (the "Initial Notes") issued and sold by the Company on February 20, 2002 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture, dated as of May 15, 1997, as

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supplemented by a First Supplemental Indenture, dated as of September 1, 1998, a
Second Supplemental Indenture, dated as of February 4, 1999, a Third
Supplemental Indenture, dated as of June 29, 2001, and a Fourth Supplemental Indenture, dated as of March 26, 2002 (as so supplemented, the "Indenture"), among the Company, the Guarantors, the Subordinated Guarantor and The Bank of New York, as trustee (the "Trustee").

         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i)    the Registration Statement (including its exhibits);

         (ii) the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

         (iii) the Registration Rights Agreement included as Exhibit 4.2 to the Registration Statement.

         In addition, we have examined: (i) those limited liability company records of the Subordinated Guarantor, including its operating agreement, dated as of May 22, 1997, certified as in effect on the date hereof, as we have considered appropriate and (ii) those other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon oral and written statements of officers and representatives of the Company, the factual matters contained in the representations and warranties of the Company, the Guarantors and the Subordinated Guarantor made in the Documents and upon certificates of public officials and the officers of the Company, the Guarantors and the Subordinated Guarantor.

         In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, (i) the due organization and valid existence of the Company and each Guarantor under the laws of their jurisdictions of organization, (ii) the enforceability of any of the Documents against each party thereto (other than the Company, the Subordinated Guarantor and the Guarantors), (iii) the necessary power and authority of the Company and each Guarantor to execute, deliver and perform its obligations under each of the Documents to which it is a party, (iv) the due authorization, execution and delivery of the Documents by each party thereto (other than the Subordinated Guarantor), (v) that the Company has taken all necessary action to authorize the Documents and the transactions contemplated thereby as the sole member of the Subordinated Guarantor, (vi) that the execution and delivery by the Company and each Guarantor of each Document to which it is a party and the performance by such party of its obligations thereunder have been authorized by all necessary corporate action and do not violate or result in a breach of or default under

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such party's certificate or articles of incorporation and by-laws or the laws of such party's jurisdiction of organization, (vii) that the Exchange Notes will be issued as described in the Registration Statement, (viii) that the Exchange
Notes and the Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added, (ix) the genuineness of all signatures, (x) the authenticity of all documents submitted to us as originals, (xi) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, (xii) the authenticity of all such latter documents, (xiii) the legal capacity of all individuals who have executed any of such documents and (xiv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Guarantors and the Subordinated Guarantor enforceable against each of the Guarantors and the Subordinated Guarantor in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         The opinion expressed above is limited to the laws of the State of New York and the Delaware Limited Liability Company Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

         We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                    Very truly yours,



                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON